MORGAN & COMPANY
CHARTERED ACCOUNTANTS

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the amended Registration Statement of Edgemont Resources Corp. on Form SB-2/3 of our Independent Auditors' Report, dated November 17, 2005, on the balance sheet of Edgemont Resources Corp. as at October 31, 2005 and the related statements of operations, cash flows, and stockholders' equity for the period from inception, April 13, 2005, to October 31, 2005.

In addition, we consent to the reference to us under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

Vancouver, Canada

February 28, 2006

Morgan & Company

Chartered Accountants

Tel: (604) 687-5841
Fax: (604) 687-0075
www.morgan-cas.com

MEMBER OF jhi

P.O. Box 10007 Pacific Centre
Suite 1488 - 700 West Georgia Street
Vancouver, B.C. V7Y 1A1